Exhibit 99.1

Contact :	Dominic Petrucci Chief Operating Officer Cornerstone Ventures, Inc. 949 263 4340 dpetrucci@cvinc.net

Cornerstone Core Properties REIT, Inc. Increases Dividend Rate to 5.5%

Irvine, CA — March 5, 2007 - Cornerstone Core Properties REIT, Inc (CCP REIT) announced today that its Board of Directors had approved an increase in its dividend rate to 5.5% per annum, effective March 1, 2007. The Directors’ decision to increase the dividend was based primarily on real estate acquisition activity.

To date, CCP REIT has acquired five industrial properties, totaling 445,340 square feet with an initial purchase price of $58,375,000.  According to Bob Peterson, Chief Investment Officer of CCP REIT, each acquisition represents an opportunity to increase current yield and overall returns through rent growth and favorable real estate market dynamics, as the portfolio grows and stabilizes. Two recent acquisition examples are Western Avenue, located in the Southern California South Bay industrial market, where vacancy rates were less than 2% during 2006, and Goldenwest, located in an Orange County, California infill location with year end 2006 vacancy rates of 4%. Both markets enjoyed substantial rent growth in 2006, according to CB Richard Ellis, with further upward pressure on rent growth anticipated for 2007.

Terry Roussel, President and CEO of CCP REIT stated “The successful initial implementation of our investment strategy of purchasing properties with potential for income growth and capital appreciation was a primary factor in our Directors’ decision to increase the dividend rate. Our Directors also considered a number of operational factors in making their decision, including earnings from the current portfolio, future prospects, funds from operations, cash flow and capital expenditure.” He continued, “The 5.5% dividend rate reflects the anticipated results of stabilized CCP REIT operations, rather than early stage operations while our initial offering is in progress and real estate investments are being acquired.”

Cornerstone Core Properties REIT, Inc is a publicly offered, non-traded real estate company which acquires multi-tenant industrial properties in major metropolitan markets throughout the United States. Cornerstone has an 18 year history of real estate investments and has profitably completed the investment cycle for eight prior funds.

This literature must be accompanied or preceded by a prospectus to fully understand all risks. The release may contain forward-looking statements with the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding Cornerstone Core Properties REIT, Inc’s use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risk and uncertainties which could cause actual results to vary materially form those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes general economic conditions, changes in real estate conditions, construction delays, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds. This is neither an offer nor a solicitation to purchase securities. Such an offer can be made only by means of a prospectus. To obtain a prospectus, please contact your investment professional or Pacific Cornerstone Capital, Inc. at 1920 Main Street, Suite 400, Irvine, CA 92614 (877 805 3333). Securities offered through Pacific Cornerstone Capital, Inc. Member NASD and SIPC. Investments are not FDIC insured, not bank guaranteed and may lose value.